For Immediate Release

Investor Contact:
Inspire Pharmaceuticals, Inc.
Jenny Kobin
VP, Investor Relations and Corporate Communications
(919) 941-9777, Extension 219

Media Contact:
BMC Communications
Dan Budwick
(212) 477-9007, Extension 14

INSPIRE TO DISCONTINUE DEVELOPMENT OF EPINASTINE NASAL SPRAY

DURHAM, NC - April 23, 2008 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today that its Phase 3 trial with epinastine nasal spray for the treatment of seasonal allergic rhinitis (SAR) did not meet its primary endpoint.

"Our analysis of the overall data in this program and the current competitive environment in allergic rhinitis indicate that epinastine nasal spray does not show potential to meet our desired product profile in the United States," stated Christy L. Shaffer, Ph.D., President and CEO of Inspire. "We do not plan to allocate any future resources to this program and will focus on our commercial products and progressing our high-priority development programs."

The 14-day, randomized, double-blind trial in 798 patients evaluated two concentrations of epinastine (0.10% and 0.15%) at two spray volumes compared to placebo in patients with documented SAR during mountain cedar season in south central Texas. The epinastine treatment groups did not achieve statistical significance compared to placebo for the primary efficacy endpoint of average change from baseline for the reflective Total Nasal Symptom Score (TNSS), defined as the sum of scores for runny nose, itchy nose and sneezing. The drug was well-tolerated and there were no safety concerns in the trial.

In 2006, Inspire acquired certain exclusive rights from Boehringer Ingelheim International GmbH to develop and market epinastine nasal spray in the United States and Canada for the treatment of rhinitis.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. Inspire employs a U.S. sales force for the promotion of AzaSite® (azithromycin ophthalmic solution) 1% for bacterial conjunctivitis, Elestat® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. Inspire is focused on the therapeutic areas of ophthalmology and respiratory, and is developing products for dry eye, cystic fibrosis and glaucoma. Elestat and Restasis are registered trademarks owned by Allergan, Inc. AzaSite is a registered trademark owned by InSite Vision Incorporated. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made that Inspire will not need to, or otherwise determine to, allocate any future resources to the epinastine nasal spray program. Furthermore, no assurances can be made regarding Inspire's ability to focus on its commercial products and progress its high-priority development programs, or the success of its commercialization efforts or development programs even if able to focus its efforts. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the commercialization of AzaSite, Restasis and Elestat, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire's results is included in Inspire's filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

###